Exhibit 4.6

FOX FACTORY HOLDING CORP.

2013 OMNIBUS PLAN

Incentive Stock Option Award Agreement

THIS INCENTIVE STOCK OPTION AWARD AGREEMENT (this “Agreement”) dated                     , 20    (the “Grant Date”), between Fox Factory Holding Corp., a             corporation (the “Company”), and             (the “Employee”), provided that the Company may rescind and nullify this Agreement and the award made hereunder if the Employee does not execute this Agreement within twenty-one (21) days after the Grant Date.

1. Grant of Option; Vesting.

(a) Subject to the terms and conditions of this Agreement and the Fox Factory Holding Corp. 2013 Omnibus Plan (as it may be amended and/or restated, the “Plan”), the Company hereby grants to the Employee the right and option (this “Option”) to purchase all or any part of an aggregate of                                         (     ) shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company at a price per Share of $            , which shall not be less than one hundred percent (100%) of the Fair Market Value of a Share of the Common Stock of the Company on the Grant Date; and the Option price for Options granted to any Ten Percent Shareholder shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Grant Date (collectively, the “Exercise Price”). This Option is intended to qualify as an Incentive Stock Option (“ISO”) for purposes of Section 422 of the Code. In the case of any stock split, stock dividend, or like change in the Shares occurring after the date hereof, the number of Shares and the Exercise Price are subject to adjustment as set forth in Section 4(b) of the Plan.

(b) Subject to the terms of this Agreement, this Option shall vest and become exercisable in             installments on each of             .

(c) Except as provided in Section 2 of this Agreement, if the Employee’s employment with the Company terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration.

2. Term. This Option shall terminate on                     , 20    , which shall not exceed ten (10) years from the Grant Date or, in the case of Ten Percent Shareholders, shall not exceed five (5) years from the Grant Date (the “Option Expiration Date”); provided that if the Employee’s employment with the Company is terminated due to the Employee’s retirement, death or Disability, or by the Company without Cause, the Employee may exercise, in whole or in part, the portion of this Option which was vested as of such termination until the earlier of (i) ninety (90) days following the date of such employment termination (at which time the Option shall be cancelled) and (ii) the Option Expiration Date. For this purpose, “Disability” shall mean the Employee is unable to engage in his profession by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Committee shall certify Disability, after consultation with a qualified medical examiner, and shall determine an Employee’s date of termination after taking into account the Employee’s position and all applicable laws. As provided for in Section 6(e) of the Plan, if there is a blackout period under the Company’s insider trading policy or applicable law (or a Committee-imposed blackout period) that prohibits the buying or selling of shares of common stock during any part of the ten day period before the expiration of this Option based on the termination of Employee’s employment or services for the Company, the period for exercising this Option (to the extent vested) shall be extended until ten days beyond when such blackout period ends. Notwithstanding any provision hereof or within the Plan, this Option shall not be exercisable after the expiration date of its original term as set forth herein.

3. Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in accordance with Section 6 of the Plan, as in effect on the Grant Date. To the extent that the aggregate Fair Market Value of the Shares with respect to Incentive Stock Options plus the incentive stock options granted by any Affiliate are exercisable for the first time by the Employee during any calendar year under all plans of the Company and Affiliates exceeds one hundred thousand dollars ($100,000), such options shall be treated as Nonqualified Stock Options. For purposes of the preceding sentence, (i) Options shall be taken into account in the order in which they are granted, and (ii) the Fair Market Value of the Shares shall be determined as of the time the Incentive Stock Option or other incentive stock option is granted.

4. Nontransferable. This Option may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment, or similar process. Any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the Option or of any right or privilege conferred hereby shall be null and void.

5. Withholding. Prior to delivery of the Shares purchased upon exercise of this Option, the Company shall determine the amount of any United States federal, state, and local income tax, if any, which is required to be withheld under applicable law and shall, as a condition of exercise of this Option and delivery of certificates or registration in book-entry form representing the Shares purchased upon exercise of this Option, collect from the Employee the amount of any such tax to the extent not previously withheld. The Employee may satisfy the Employee’s withholding obligations in the manner contemplated by Section 14(d) of the Plan.

6. Right of the Employee. Neither this Option, the execution of this Agreement, nor the exercise of any portion of this Option shall confer upon the Employee any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate employment of the Employee at any time, subject to the terms of any written employment or similar agreement between the Company and the Employee.

7. Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Employee. Accordingly, the Employee acknowledges that the Employee has been advised to consult his personal legal and tax advisor in connection with this Agreement and this Option.

8. Agreement Subject to the Plan. The Option and this Agreement, as well as the rights and duties of Fox Factory and the Employee under this Agreement, are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan. A copy of the Plan previously has been delivered to the Employee. This Agreement and the Plan constitute the entire understanding between the Company and the Employee with respect to this Option. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without regard to its conflict of laws principles, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors, and assigns of the parties hereto.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following address (or at such other address for a party as shall be specified by like notice):

Company:

Fox Factory Holding Corp.

_____________________

_____________________

Attention: Compensation Committee

Employee:

Address on file at the office of the Company

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

11. Disqualifying Dispositions. Employees shall be required to give the Company or any Affiliate notice of any disposition of any ISO prior to the applicable one- and two-year holding periods.

12. Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligations of the Company enforceable against the Company in accordance with its terms.

13. Amendment. The rights of the Employee hereunder may not be impaired by any amendment, alteration, suspension, discontinuance, or termination of the Plan or this Agreement without the Employee’s consent.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Grant Date first above written.

COMPANY:	Fox Factory Holding Corp.

By:

Title:

EMPLOYEE:	Signature:

Printed Name:

Address: